UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☐                  Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

GENCO SHIPPING & TRADING LIMITED

(Name of Registrant as Specified In Its Charter)

GK Investor LLC

Sphinx Investment Corp.

Maryport Navigation Corp.

George Economou

Robert M. Pons

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

GK Investor LLC, a Marshall Islands limited liability company (“GK Investor”), together with Sphinx Investment Corp., Maryport Navigation Corp., Mr. George Economou and Mr. Robert M. Pons (collectively with GK Investor, the “Participants”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its director nominee at the 2024 annual meeting of shareholders of Genco Shipping & Trading Limited, a Marshall Islands corporation (the “Company”).

On April 18, 2024, GK Investor, together with the other Participants, issued the following press release (the “Press Release”) and open letter to shareholders (the “Shareholder Letter” and, together with the Press Release, the “Materials”) related to the Company. A copy of the Shareholder Letter is also being sent to shareholders of the Company in the form attached hereto as Exhibit 1, which is incorporated herein by reference. GK Investor or other Participants in the proxy solicitation may from time to time disseminate the Materials.

George Economou Files Definitive Proxy Statement and Sends Letter to Genco Shareholders

Highlights Urgent Need for An Independent Director Perspective to Address Genco’s Persistent Underperformance and Unlock Value for Shareholders

Outlines Concerns with Chairman James Dolphin’s Outsized Influence in the Genco Boardroom

Urges Shareholders to Vote FOR the Election of GK Investor Nominee Robert Pons on the BLUE Universal Proxy Card and WITHHOLD on Genco Board Chairman James Dolphin

NEW YORK--(BUSINESS WIRE)--GK Investor LLC (“GK”), an affiliate of George Economou that is an approximately 5.3% shareholder of Genco Shipping & Trading Limited (“Genco” or the “Company”) (NYSE: GNK), today announced that it has filed its definitive proxy statement with the U.S. Securities and Exchange Commission in connection with Genco’s 2024 Annual Meeting of Shareholders (the “Annual Meeting”), scheduled for May 23, 2024. In addition, GK is sending a letter to the Company’s shareholders which can be found below.

April 18, 2024

Dear Fellow Shareholder:

GK Investor LLC is a top five shareholder in Genco Shipping & Trading Limited (“Genco” or the “Company”) (NYSE: GNK), owning approximately 5.3% of the Company’s shares. For years, Genco’s share price has consistently lagged significantly behind the Company’s net asset value. In our view, this is a direct result of the failure of the current Board of Directors (the “Board”) to take actions – in particular with respect to capital allocation – that are in the best interests of all shareholders. Chief among these is the Board’s resistance to returning a sufficient amount of its excess cash to shareholders, Genco’s owners, when, in our view, the Board has failed to articulate a credible alternative use for that cash.

Over the last several months, we have in good faith attempted to engage constructively with the Board to air our concerns and share our views about how to reverse the Company’s persistent underperformance. Unfortunately, our good faith efforts have not only been ignored but also have been met with hostility and Kabuki-theater “engagement” by the Board. In fact, the Company’s response to our very first communication copied a litigator.

In light of the Board’s intransigence – especially on the part of long-time director and Chairman James Dolphin – we have nominated a highly qualified and independent individual, Robert Pons, for election to the Board at the upcoming Annual Meeting of Shareholders (the “Annual Meeting”). Further, we are urging shareholders to vote WITHHOLD on Mr. Dolphin. Now is the time for shareholders to send a clear message that change is needed.

Mr. Pons possesses deep technology, operational and corporate governance experience and would bring fresh thinking and a true sense of urgency around necessary actions to improve value for shareholders. In our view, his perspective will go a long way towards encouraging real debate in the boardroom, in contrast to the seemingly domineering presence of Mr. Dolphin.

We urge you to vote on the BLUE universal proxy card today FOR the election of Mr. Pons to the Board and WITHHOLD on Mr. Dolphin’s re-election as a director. Below we provide further details on our thesis for change.

Genco’s Persistent Underperformance

Genco’s shares have consistently traded at a discount to the Company’s net asset value. In our view, this is because the Board has not utilized its significant cash position and cash flow to put in place shareholder-friendly actions to improve value. Such actions could have included share buybacks on the open market or via issuer tender offers, for example. This has negatively impacted shareholder value in the short term, preventing shareholders from realizing the benefits that would flow from a buyback program, and in the long term, by creating the assumption in the market that the Company is unlikely to pursue such initiatives in the future.

An Overbearing Chairman

We believe that the Board, and in particular Mr. Dolphin, has shown a disregard for shareholders’ best interests by refusing to take steps that could set the Company on a better path and ensure that its share price more appropriately reflects the value of its underlying assets and business operations. Based on our and our nominee’s interactions with the Board to date, we believe that Mr. Dolphin commands the Board with an iron fist. He has been a director for a decade, has little alignment with shareholders given his low ownership of Genco shares (see Table 1 below), and has little tolerance for dissenting opinions and shareholder input. We believe that the rest of the Board has fallen into line with Mr. Dolphin, and that as a result, the Board does not engage in sufficiently robust debate about the best ways to improve value for shareholders. A board chairman is supposed to keep order and help facilitate an environment for good decision-making – not use his powers to exercise complete dominion. Boardrooms do not need kings.

Table 1

Shares of Common Stock Beneficially Owned1

Name and Address of Beneficial Owner	Number	Percentage
...	...	...
James G. Dolphin	-(2)(3)	-
...	...	...

(2) Does not include 102,216 shares of common stock that may be issuable in settlement of vested restricted stock units, including additional restricted stock units granted in lieu of cash dividends, or 15,340 shares of common stock that may be issuable in settlement of restricted stock units granted on May 16, 2023, and additional restricted stock units subsequently granted in lieu of cash dividends that generally vest on the earlier of (i) the date of the 2024 Annual Meeting and (ii) the date that is fourteen months after the date of the grant.

(3) Each restricted stock unit represents the right to receive one share of our common stock, or in the sole discretion of our Compensation Committee, the value of a share of common stock on the date that the restricted stock unit vests.

Our Solution

Removing Mr. Dolphin would, in our view, catalyze the free exchange of ideas at the Board level and thereby improve decision-making – to the benefit of all shareholders. It would also send a clear message to the rest of the incumbent Board members that they should seek – not oppose – shareholder engagement, carefully consider investor perspectives and actively take steps that are in the best interests of all shareholders.

Further, we believe that the addition of a new independent voice is imperative. Our nominee, Robert Pons would be additive in the boardroom and would help address Genco’s lagging performance. He would bring significant operational know-how, and technology and corporate governance experience based on his numerous executive leadership roles and public company directorships. Given that Mr. Pons has served on the boards of 16 publicly traded companies, we have no doubt that he would utilize his experience to be immediately additive in the Genco boardroom. We are also confident that he would be a strong and reliable advocate for shareholder interests on a Board whose members generally own very little Company stock.

While the Board will point to its appointment of Paramita Das as a new director last month, we believe this does not represent sufficient change. Bear in mind, Ms. Das was selected by an entrenched Board that has refused to give a fair hearing to shareholders – and this action was only taken in reaction to our public involvement. Furthermore, a subsidiary of Ms. Das’ most recent employer, Rio Tinto, was listed as Genco’s top customer for vessel charters, accounting for 16.1% of voyage revenues in 2023.4 We believe a Genco boardroom refresh needs an independent advocate for long-suffering shareholders rather than one of the Company’s best customers. Additional independent Board representation is needed to ensure the status quo does not persist.

***

Change is needed on the Genco Board, and it is needed now. Adding an independent director nominated by a large shareholder to the Board and removing Mr. Dolphin will create a Board environment that we believe can lead to meaningfully improved value for the Company’s investors.

Sincerely,

George Economou

VOTE TODAY ON THE BLUE PROXY CARD FOR ROBERT M. PONS AND WITHHOLD ON JAMES DOLPHIN

IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR USING THE INFORMATION BELOW:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders Call Toll-Free: +1 (888) 750-5884

Banks, Brokers, Trustees and Other Nominees Call Collect: (212) 750-5833

Appendix – Robert Pons Biography

Robert Pons is President and CEO of Spartan Advisors, Inc., a management consulting firm specializing in telecom and technology companies. He was previously Executive Vice President of PTGi-ICS, a wholly owned subsidiary of HC2 Holdings, Inc., a publicly traded holding company operating subsidiaries in infrastructure, telecom, construction, energy technology, gaming and life science. Previously, he was Senior Vice President, Capital Markets, at TMNG Global, a global consulting firm to technology, media, communications and financial services companies. He also served in senior management roles at technology companies including Uphonia, Inc. (formerly SmartServ Online, Inc.) and FreedomPay. Mr. Pons has served on the boards of 16 public companies and is currently a director of Marpai, Inc. (NASDAQ: MRAI). He previously served as Executive Chairman of Seachange International, Inc. (NASDAQ: SEAC) as well as a director at CCUR Holdings, Inc. (OTCPK: CCUR), Alaska Communications, Inc. and Inseego Corp. (NASDAQ: INSG), among others. Mr. Pons received a B.A. with honors from Rowan University.

Cautionary Statement Regarding Forward-Looking Statements

This communication does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person. The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct or that any of the objectives, plans or goals stated herein will ultimately be undertaken or achieved. If one or more of such risks or uncertainties materialize, or if GK Investor LLC (“GK”)’s underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by GK that the future plans, estimates or expectations contemplated will ever be achieved.

Certain statements and information included herein have been sourced from third parties. GK does not make any representations regarding the accuracy, completeness, or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

Certain Information Concerning the Participants

The participants in the proxy solicitation are GK, Sphinx Investment Corp., Maryport Navigation Corp., Mr. George Economou and Mr. Robert M. Pons (collectively, the “Participants”).

GK and the other Participants filed a definitive proxy statement and accompanying BLUE proxy card (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on April 17, 2024 to be used to solicit proxies for, among other matters, the election of GK’s director nominee at the 2024 annual meeting of shareholders of Genco Shipping & Trading Ltd. (the “Company”) and the passage of the Participants’ proposal to repeal, at the Company’s 2024 Annual Meeting, certain bylaws of the Company passed after March 28, 2023.

Important Information and Where to Find It

GK STRONGLY ADVISES ALL STOCKHOLDERS OF GENCO SHIPPING & TRADING LIMITED TO READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH DEFINITIVE PROXY STATEMENT, AND OTHER PROXY MATERIALS FILED BY GK AS THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S STOCKHOLDERS. STOCKHOLDERS MAY ALSO DIRECT A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, 501 Madison Avenue, 20th Floor, New York, New York 10022 (STOCKHOLDERS CAN CALL TOLL-FREE: +1 (888) 750-5884).

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in the Definitive Proxy Statement.

1Extract from the Beneficial Ownership Table included in Genco’s 2024 definitive proxy statement.

4Genco’s 2023 Form 10-K.

Contacts

Investor
Arthur B. Crozier / Jonathan Kovacs
Innisfree M&A Incorporated
acrozier@innisfreema.com / jkovacs@innisfreema.com
(212) 750-5837 / (212) 750-7923

Media
Dan Zacchei / Joe Germani
Longacre Square Partners
dzacchei@longacresquare.com / jgermani@longacresquare.com

Exhibit 1

April 18, 2024 Dear Fellow Shareholder: GK Investor LLC is a top five shareholder in Genco Shipping & Trading Limited (“Genco” or the “Company”) (NYSE: GNK), owning approximately 5.3% of the Company’s shares. For years, Genco’s share price has consistently lagged significantly behind the Company’s net asset value. In our view, this is a direct result of the failure of the current Board of Directors (the “Board”) to take actions – in particular with respect to capital allocation – that are in the best interests of all shareholders. Chief among these is the Board’s resistance to returning a sufficient amount of its excess cash to shareholders, Genco’s owners, when, in our view, the Board has failed to articulate a credible alternative use for that cash. Over the last several months, we have in good faith attempted to engage constructively with the Board to air our concerns and share our views about how to reverse the Company’s persistent underperformance. Unfortunately, our good faith efforts have not only been ignored but also have been met with hostility and Kabuki-theater “engagement” by the Board. In fact, the Company’s response to our very first communication copied a litigator. In light of the Board’s intransigence – especially on the part of long-time director and Chairman James Dolphin – we have nominated a highly qualified and independent individual, Robert Pons, for election to the Board at the upcoming Annual Meeting of Shareholders (the “Annual Meeting”). Further, we are urging shareholders to vote WITHHOLD on Mr. Dolphin. Now is the time for shareholders to send a clear message that change is needed. Mr. Pons possesses deep technology, operational and corporate governance experience and would bring fresh thinking and a true sense of urgency around necessary actions to improve value for shareholders. In our view, his perspective will go a long way towards encouraging real debate in the boardroom, in contrast to the seemingly domineering presence of Mr. Dolphin. We urge you to vote on the BLUE universal proxy card today FOR the election of Mr. Pons to the Board and WITHHOLD on Mr. Dolphin’s re-election as a director. Below we provide further details on our thesis for change. GENCO’S PERSISTENT UNDERPERFORMANCE Genco’s shares have consistently traded at a discount to the Company’s net asset value. In our view, this is because the Board has not utilized its significant cash position and cash flow to put in place shareholder-friendly actions to improve value. Such actions could have included share buybacks on the open market or via issuer tender offers, for example. This has negatively impacted shareholder value in the short term, preventing shareholders from realizing the benefits that would flow from a buyback program, and in the long term, by creating the assumption in the market that the Company is unlikely to pursue such initiatives in the future. AN OVERBEARING CHAIRMAN We believe that the Board, and in particular Mr. Dolphin, has shown a disregard for shareholders’ best interests by refusing to take steps that could set the Company on a better path and ensure that its share price more appropriately reflects the value of its underlying assets and business operations. Based on our and our nominee’s interactions with the Board to date, we believe that Mr. Dolphin commands the Board with an iron fist. He has been a director for a decade, has little alignment with shareholders given his low ownership of Genco shares (see Table 1 below), and has little tolerance for dissenting opinions and shareholder input. We believe that the rest of the Board has fallen into line with Mr. Dolphin, and that as a result, the Board does not engage in sufficiently robust debate about the best ways to improve value for shareholders. A board chairman is supposed to keep order and help facilitate an environment for good decision-making – not use his powers to exercise complete dominion. Boardrooms do not need kings. 1

Table 1 (2) Does not include 102,216 shares of common stock that may be issuable in settlement of vested restricted stock units, including additional restricted stock units granted in lieu of cash dividends, or 15,340 shares of common stock that may be issuable in settlement of restricted stock units granted on May 16, 2023 and additional restricted stock units subsequently granted in lieu of cash dividends that generally vest on the earlier of (i) the date of the 2024 Annual Meeting and (ii) the date that is fourteen months after the date of the grant. (3) Each restricted stock unit represents the right to receive one share of our common stock, or in the sole discretion of our Compensation Committee, the value of a share of common stock on the date that the restricted stock unit vests. 1 Extract from the Beneficial Ownership Table included in Genco’s 2024 definitive proxy statement. 4 Genco’s 2023 Form 10-K. 2

VOTE TODAY ON THE BLUE PROXY CARD FOR ROBERT M. PONS AND WITHHOLD ON JAMES DOLPHIN IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR USING THE INFORMATION BELOW: InnisfreeM&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Shareholders Call Toll-Free: +1 (888) 750-5884Banks, Brokers, Trustees and Other Nominees Call Collect: (212) 750-5833 Appendix – Robert Pons Biography Robert Ponsis President and CEO of Spartan Advisors, Inc., a management consulting firm specializing in telecom and technology companies. He was previously Executive Vice President of PTGi-ICS, a wholly owned subsidiary of HC2 Holdings, Inc., a publicly traded holding company operating subsidiaries in infrastructure, telecom, construction, energy technology, gaming and life science. Previously, he was Senior Vice President, Capital Markets, at TMNG Global, a global consulting firm to technology, media, communications and financial services companies. He also served in senior management roles at technology companies including Uphonia, Inc. (formerly SmartServ Online, Inc.) and FreedomPay. Mr. Pons has served on the boards of 16 public companies and is currently a director of Marpai, Inc. (NASDAQ: MRAI). He previously served as Executive Chairman of Seachange International, Inc. (NASDAQ: SEAC) as well as a director at CCUR Holdings, Inc. (OTCPK: CCUR), Alaska Communications, Inc. and Inseego Corp. (NASDAQ: INSG), among others. Mr. Pons received a B.A. with honors from Rowan University. Cautionary Statement Regarding Forward-Looking Statements This communication does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person. The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct or that any of the objectives, plans or goals stated herein will ultimately be undertaken or achieved. If one or more of such risks or uncertainties materialize, or if GK Investor LLC (“GK”)’s underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by GK that the future plans, estimates or expectations contemplated will ever be achieved. Certain statements and information included herein have been sourced from third parties. GK does not make any representations regarding the accuracy, completeness, or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein. 3

Certain Information Concerning the Participants The participants in the proxy solicitation are GK, Sphinx Investment Corp., Maryport Navigation Corp., Mr. George Economou and Mr. Robert M. Pons (collectively, the “Participants”). GK and the other Participants filed a definitive proxy statement and accompanying BLUE proxy card (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on April 17, 2024 to be used to solicit proxies for, among other matters, the election of GK’s director nominee at the 2024 annual meeting of shareholders of Genco Shipping & Trading Ltd. (the “Company”) and the passage of the Participants’ proposal to repeal, at the Company’s 2024 Annual Meeting, certain bylaws of the Company passed after March 28, 2023. Important Information and Where to Find It GK STRONGLY ADVISES ALL STOCKHOLDERS OF GENCO SHIPPING & TRADING LIMITED TO READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH DEFINITIVE PROXY STATEMENT, AND OTHER PROXY MATERIALS FILED BY GK AS THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE ATWWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S STOCKHOLDERS. STOCKHOLDERS MAY ALSO DIRECT A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, 501 Madison Avenue, 20th Floor, New York, New York 10022 (STOCKHOLDERS CAN CALL TOLL-FREE: +1 (888) 750-5884). Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in the Definitive Proxy Statement. 4